Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

DRE – Q4 2013 Duke Realty Earnings Conference Call

EVENT DATE/TIME: JANUARY 30, 2014 / 08:00PM GMT

OVERVIEW:

DRE reported full-year 2013 core FFO of $1.10 per share and 4Q13 core FFO of $0.29 per share. Expects 2014 FFO to be $1.11-1.19 per share.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corporation – VP of IR

Denny Oklak Duke Realty Corporation – Chairman and CEO

Jim Connor Duke Realty Corporation – COO

Mark Denien Duke Realty Corporation – CFO

CONFERENCE CALL PARTICIPANTS

Ki Bi Kim Macquarie Research Equities – Analyst

Jamie Feldman BofA Merrill Lynch – Analyst

Dave Rodgers Robert W. Baird & Company, Inc. – Analyst

Josh Attie Citigroup – Analyst

Brendan Maiorana Wachovia Securities – Analyst

Paul Adornato BMO Capital Markets – Analyst

Aaron Aslakson Stifel Nicolaus – Analyst

Eric Frankel Green Street Advisors – Analyst

Michael Salinsky RBC Capital Markets – Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Realty quarterly earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded.

I would now like to turn the conference over to our host, Mr. Ron Hubbard, Vice President of Investor Relations. Please go ahead.

Ron Hubbard – Duke Realty Corporation – VP of IR

Thank you. Good afternoon, everyone, and welcome to our fourth-quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2012 10-K that we have on file with the SEC. Now for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Thank you, Ron, and good afternoon, everyone. Today I will highlight some of our key accomplishments during 2013, followed by our thoughts on the overall real estate operating environment and how it is affecting us. Jim Connor will then give you an update on our real estate operations. I’ll review our asset repositioning activity and Mark will then address our fourth quarter and full-year financial performance and progress on our capital strategy, and then we’ll share details of our 2014 guidance.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Our solid operational performance, strong new development starts, and achievement of the asset repositioning and capital goals we established back in 2009 resulted in an outstanding year for Duke Realty. A few of the highlights for the year were as follows. We signed 30 million square feet of leases, an all-time record, and achieved a solid 70% tenant retention rate. We improved in-service occupancy to 94.2%, and grew same-property NOI at 3.7%. We commenced $666 million in new development starts, acquired over $540 million of industrial properties and completed nearly $930 million in dispositions. We issued $500 million of unsecured debt at a weighted average yield interest rate of 3.8%, as well as executed a $250 million term loan at a current rate of about 1.5%. We redeemed $178 million of our 8 3/8% Series O preferred shares and we raised $669 million of common equity during the year, which we used to fund our development pipeline and significantly improve our overall leverage profile.

The strong performance in 2013 accomplished the final leg of our strategic plan laid out to you over four years ago as follows: We achieved our asset repositioning to 60% industrial, 25% suburban office and 15% medical office on an NOI basis. And today we have a best-in-class portfolio in each of our product types. Over the last four years, our team also executed flawlessly on the operational segment of the strategic plan, improving in-service occupancy over 800 basis points to over 94%, including the achievement of over 117 million square feet of total leasing activity since we embarked on the strategy.

We disposed of roughly $3.3 billion of non-core, primarily suburban office properties, and recycled $3 billion of capital into acquisitions of an extremely high-quality portfolio of primarily bulk industrial facilities in key distribution markets around the country. Also on the asset side, we started about $1.5 billion in new projects since 2009. Most important, the asset recycling has had a positive return for our shareholders in terms of AFFO, as we have grown our AFFO per share each year. Again, consistent with what we outlined over four years ago.

We also improved our balance sheet metrics since 2009 with debt plus preferred to EBITDA improved by roughly 80 basis points and fixed charge coverage improved by nearly 50 basis points. The score card in executing the strategic plan speaks for itself. We’ve achieved a compounded average growth rate of AFFO per share of nearly 6% since 2010. This transformative plan has been a success for our stakeholders and the Company’s future opportunities and strategic direction are equally bright which we’ll touch on in a moment in connection with our 2014 expectations.

I’ll now discuss the overall market conditions we’re experiencing and how this is affecting our business. Recent GDP reports indicate we’re breaking out of the sub-2% to 2.5% growth we’ve experienced for the last few years, with 2014 consensus of GDP growth in the 3% range. This would be a nice boost to an already strong real estate fundamentals picture across all of our product types and in most markets.

Starting on the industrial side, all leading indicators across trucking, rail, ISM, retail sales and e-commerce have continued to show growth which bodes well for strong leasing fundamentals and development opportunities. Preliminary fourth quarter market reports depict one of the best quarters on record with nearly 45 million square feet of net absorption. This is a level not seen since 2007, and contributes significant 40 basis point drop in the national industrial vacancy rates during the quarter to an overall mid to high 7% range, according to a number of sources. The PPR54 index also reported market rent growth for the fourth quarter up nearly 4% on a year-over-year basis. These positive statistics are not surprising to us and they are representative of the positive results we experience in our portfolio.

With respect to leasing in our in-service portfolio, all but 5 of our 22 industrial markets are over 90% leased, and 15 are over 95% leased with an overall occupancy level of 95.3%. We finished with the strongest quarter of industrial leasing in the history of the Company, with total leasing of 10.1 million square feet, nearly 3 million square feet above the previous record. Rents on the industrial renewal leases grew nearly 5% for the quarter, and nearly 4.5% for the full year. And with continued strong demand for modern space and moderate supply, we are optimistic about improving rent growth picture for 2014. As noted last quarter, we believe we have additional upside in overall industrial occupancy, and coupled with contractual rent escalations and improving rent growth supports a very solid same-property growth outlook that Mark will discuss in a moment.

The medical office business continues to benefit from ongoing legislative changes in the industry. Hospital consolidation is happening at a strong pace and physicians practices are being sold to major hospital systems. Even with the trepidations on the launch of the Affordable Care Act, health systems continue to have aggressive plans to invest in moderate outpatient facilities. This is driving strong demand in our medical office business. In 2013, we started nearly $180 million of healthcare development projects with lease term yields averaging above 8.7%. And our premium MOB development franchise has a strong backlog of potential projects we’re working on now. Overall, the medical office business has tremendous growth prospects.

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Finally, the suburban office sector has continued to show more positive trends. Although the national vacancies are still in the mid-teens, net absorptions stayed positive for the 15th consecutive quarter. We see continued strength in our portfolio, and in the context of our active disposition program, our quarterly average same-property occupancy is up 240 basis points over last year. I’m pleased to announce that four of our eight markets, Raleigh, South Florida, Indianapolis and Nashville, have achieved occupancies in the 92% to 95% range.

Regarding office land positions, over the last few years we’ve had outstanding success at winning corporate build-to-suit deals and also commencing substantially pre-leased or speculative development opportunities in select markets such as Houston and Raleigh, monetizing much of this land. These opportunistic office developments have produced very strong, 9% to 10% stabilized yields, representing excellent value creation for our shareholders. So now I’ll turn it over to Jim Connor to give a little more color on our leasing activity and the development pipeline.

Jim Connor – Duke Realty Corporation – COO

Thanks, Denny. Good afternoon, everyone. As Denny mentioned, we had a record fourth quarter in leasing. We did over 11 million square feet of leasing. We also commenced a record 362 million square feet of new development starts.

I’ll start with the leasing side. Our overall in-service occupancy increased 70 basis points from last quarter to 94.2%. Leasing activity on the industrial side was terrific. We signed a record 10.1 million square feet of leases during the quarter, and increased our industrial in-service occupancy from 94.6% at the end of the third quarter to 95.3% at year end.

I’ll hit some of the highlights around the local markets, starting with Indianapolis. We’re seeing significant increase in customer demand in both the northwest and the airport sub markets. We signed a 312,000 square foot new lease and a 270,000 square foot renewal with a major tenant in our Park 100 business park. We signed a 343,000 square foot new lease at our recently delivered Anson spec project which brings that to 60% leased. In Indianapolis, we also executed an 800,000-foot renewal combined with a 200,000 square foot expansion for a client of ours, Hachette Books in our Lebanon Business Park.

A couple of other notable deals around the system. A new lease for 240,000 square feet with Amazon, they took 100% of our Houston spec industrial project. We also signed a 320,000 square foot new lease with Rock-Tenn in our World Park 3 project in Cincinnati. There are also quite a few new leases signed in connection with build-to-suit developments which I’ll touch on in just a moment.

Turning to the office side. Our overall in-service occupancy in the office portfolio at quarter-end was 87.8%. That’s up 60 basis points from the previous quarter, and up 150 basis points over the prior year. Overall leasing activity for 2013 was strong at 4.5 million square feet signed, an over 1 million square foot increase from 2012 and this was accomplished with a 16% smaller portfolio, I might add. For the fourth quarter, we signed over 800,000 square feet of deals including a few notable ones. In Cincinnati, an 81,000 square foot lease on 11-year term for HSS systems. And a 59,000 square foot renewal for FRCH Worldwide with a seven-year term.

Turning to the medical side. Our medical office portfolio continues to produce very strong results with over 925,000 square feet of leases signed during the year. We ended the year with occupancy at 93.7%, that’s a 230 basis point improvement over year end 2012.

Now I’ll turn to the development business. In 2013, we started 26 new projects, totaling 666 million in projected stabilized cost. That’s an excellent year and exceeded even our expectations going in from the beginning of the year. For the fourth quarter, we started $362 million of primarily industrial build-to-suits as well as three medical office projects totaling 4.3 million square feet, with a weighted average GAAP yield of 8%. Early in the quarter we broke ground on a 1 million square foot build-to-suit for Amazon at Chesapeake Commerce Center at the Port of Baltimore. This is a deal we mentioned on our last call.

We also started two build-to-suit projects in our joint venture, AllPoints Midwest in Indianapolis. One transaction was 1.1 million square feet, the other was 614,000 square feet, both with major national retailers. In Atlanta, we started two build-to-suit facilities totaling 480,000 square feet, one for h.h. gregg Appliances, and the other for Federal Express. Our final industrial build-to-suit was a 300,000 square foot distribution facility in our Gateway North Park in Minneapolis for Ruan Transportation.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

In addition to the industrial build-to-suits, we started one industrial speculative project in our Linden, New Jersey, that’s a brownfield redevelopment site just south of Newark International Airport. We monetized 24 acres of land that we had just acquired out of a joint venture that we had a 50% interest in. That’ll support that 494,000 square foot modern bulk facility. Just a couple of comments about that market. This is a submarket that totals about 45 million square feet with vacancies under 9%.

Finally, we started three medical office projects totaling 197,000 square feet. Two of these projects were with existing hospital system relationships we had with Ascension and [Sentara]. The third was a new relationship in New Jersey with Palisades Medical Group. These facilities are located in Indiana, Tennessee and New Jersey respectively. Three projects are 79% pre-leased with lease terms ranging from 7 to 15 years.

Including this very strong fourth quarter activity, our development pipeline at year end is over $610 million, with a weighted average stabilized initial cash yield of 7.7% and a GAAP yield of 8.4%, and is 89% pre-leased in the aggregate. This development pipeline is one of the key value creation drivers for us at this point in the economic cycle. With development spreads approximating 150 to 200 basis points above market cap rates, this is an excellent investment focus and with such high pre-leased percentage, the new lease revenue is immediately accretive when a building is complete and put in-service.

Just a quick note on the supply outlook for the industrial sector. Spec projects in our markets totaling for the fourth quarter of 2013 ended the year at just under 53 million square feet. This is an 11 million square foot increase over the third quarter of 2013. However, during that same period of time, leasing increased 3.2 million square feet at year end. We saw the percentage leased of this spec inventory increase by just under 8% to 22.21% overall. In this context that we’ve alluded to on previous earning calls, we think supply is relatively disciplined in essentially in all of these markets in the cycle compared to historical levels. We’re monitoring this activity closely but feel comfortable right now.

Given our entitled land positions, which can support approximately 50 million square feet of bulk industrial development, and given our relationships and track records at winning major build-to-suits with top customers, our development platform is in a dominant position to drive strong risk-adjusted growth through the cycle. I’ll now turn it back over to Denny to talk a little bit about our asset recycling activities.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Thanks, Jim. During the fourth quarter we acquired two industrial facilities totaling nearly 1.2 million square feet for $73 million. Bringing the total executed acquisitions to $545 million for the year. On the disposition side, proceeds from asset and land sales for the fourth quarter were $412 million, and $19 million respectively. For the full year, proceeds from asset and land sales were $877 million and $52 million respectively.

With this activity, we ended the year at 60% industrial, 25% office and 15% medical, hitting our four-year strategic goal. In comparison, looking back four years ago, we had 56% office and 36% industrial. And I’ll emphasize today we are much geographically better positioned and the quality of our portfolio is top tier.

Regarding the acquisitions for the quarter, we bought only two assets, both were industrial assets, one in Chicago and one in Miami that we bought from users in sale lease back transactions. These properties were acquired at below market valuations with leases that have solid annual rent escalations that will produce future same-property growth.

Turning to disposition transactions. During the quarter we closed on a series of transactions encompassing 11 suburban office assets and 15 medical office facility deals which we’ve been discussing with you since mid-2013. Our ownership share of the suburban office dispositions represented about a 1.5 million square feet and totaled $192 million in aggregate sales price. Whereas the medical portfolio encompassed about 750,000 square feet and totaled $210 million in aggregate sales price. Both the medical office and Midwest suburban office dispositions that closed in the fourth quarter represent most of the disposition pipeline we set out to sell last year. For various reasons, a few of these transactions are spilling over into 2014 as we expected. About $60 million of which have already closed so far in January. In addition, there are a number of disposition transactions in process which means we should get off to a strong start in 2014.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Finally, regarding the land sales component of our dispositions, for the quarter we sold $19 million, and for the year we sold $52 million, achieving the top end of our expectations and realizing about a 20% gain to our book basis. Coupled with development starts, the aggregate amount of land monetized in 2013 was $114 million. So now I’ll turn the call over to Mark to discuss the financial results, capital plan and our 2014 plan.

Mark Denien – Duke Realty Corporation – CFO

Thanks, Denny, good afternoon, everyone. As Denny mentioned, I’d like to recap our 2013 financial performance and progress on our capital strategy. I’m pleased to report that core FFO for the quarter was $0.29 per share, up from $0.28 per share in the third quarter. The improvement in core FFO for the quarter was driven by continued stronger operational performance as evidenced by increased occupancy and same-property results, as well as due to the earnings from new development projects that were placed in-service.

We reported core FFO of $1.10 per share for the full year, compared to $1.02 per share for 2012. We’re extremely pleased to report AFFO of $0.90 per share for the full year and $0.21 per share for the fourth quarter of 2013. AFFO per share for the full year represents a nearly 10% improvement over 2012 results and translates into a very conservative payout ratio of slightly below 76%. In addition to increased earnings as reflected within core FFO, the growth in AFFO over 2012 was the result of our asset repositioning efforts as our concentration in less capital intensive bulk industrial assets has steadily increased over the last two years.

Our same-property growth was strong for the year and reached the top end of our expectations. Same-property NOI for the 3 and 12 months ended December 31 was a positive 2.3% and positive 3.7% respectively. Continued occupancy increases, contractual rent escalations and improving rental rate growth on expirations drove the solid performance. Our growth and net effective rent on renewals was 5.1% for the fourth quarter and 3.1% for the full year, driven in large part due to the rental rate growth across all product types. We expect this trend to continue as rental rates continue to grow in all product types in our markets.

I would also like to remind everyone that the occupancy percentages we quote are on a lease signed basis. This means that not all of this increased leasing activity has actually commenced and started paying rent, so we have some cash flow upside here in addition to further leasing that we can do. In summary, our operational performance continued to improve over the last year and we expect continued solid operating fundamentals moving into 2014.

Now I will quickly recap capital transactions for the quarter and for the full year. As previously announced, in December we refinanced $250 million of unsecured bonds which had a stated rate of 5.4% and an effective rate of 6.3%, with a new 3.875% $250 million issuance that’s due in 2021. This seven plus year issuance fits well within our future maturities and essentially covers us on all debt maturities until 2015. Including this transaction, we issued $750 million of unsecured debt during the full year of 2013, of which $500 million is fixed at an average effective interest rate of 3.8% and $250 million represents a five-year term loan that bears interest at LIBOR plus 1.35%.

During 2013, we repaid $675 million of higher rate, unsecured bonds which had an effective interest rate of 6.4%. We also repaid 12 secured loans totaling $154 million, which had a weighted average effective rate of 5.5%. Looking back to February of 2013, we redeemed $178 million of 8.375% Series 0 preferred shares which resulted in a $3.7 million quarterly reduction of preferred dividends. Following our 41.4 million share equity offering that raised $572 million in January of 2013, we opportunistically used our ATM program issuing 4.8 million shares of common stock at an average price of $16.67 per share, which generated net proceeds of approximately $78 million for the year.

We also used building and land disposition proceeds as an additional source of funding for our new development. Proceeds from dispositions, including our share of joint venture sales, totaled $431 million for the quarter and $929 million for the year. We expect the strong pace of disposition activity to continue in 2014, which will allow us to fund our development pipeline while still improving upon our key leverage metrics. We ended the year with $88 million outstanding on our line of credit. We expect to pay this line down further in 2014, using the proceeds from near-term dispositions. We have no individual debt maturities of any significance until February of 2015.

We also achieved improvements in our key leverage metrics during the fourth quarter, reporting a fixed charge coverage ratio of 2.1 times for the rolling 12 months ended 12/31/13, compared to 2.0 times for the rolling 12 months ended September 30, 2013. Fixed charge coverage for just the fourth quarter was 2.3 times, demonstrating our continued improving leverage profile. Net debt plus preferred to EBITDA after pro forma adjustments

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

for dispositions, acquisitions and the impact of our development pipeline was 7.7 times for the fourth quarter of 2013. Reduced leverage, improved operational performance and the impact of development deliveries drove this result, which is favorable compared to net debt plus preferred to EBITDA of 8.9 times back in the fourth quarter of 2012.

These improvements to our key leverage metrics, as I have said the last couple of quarters, are partially due to completing development projects where we’ve incurred significant costs without realizing the earnings. Because of our development projects under construction are currently 89% pre-leased in the aggregate, we will continue to realize improvements to our key credit metrics as projects continue to come online. With no debt maturities of any significance in 2014, our much improved balance sheet, anticipated disposition proceeds, and virtually untapped line of credit, we are well positioned for future growth heading into 2014.

Now turning to our 2014 outlook. Yesterday we announced a range for 2014 FFO per share of $1.11 to $1.19, with a midpoint of $1.15 per share. And AFFO per share of $0.91 to $0.97, with a midpoint of $0.94 per share. This guidance supports what we’ve been saying for the past four years, that our asset repositioning strategy would not be dilutive on a cash flow basis and would ultimately put the Company on an upward plane of growth which is now occurring. First, from a macro outlook perspective we expect a slightly improved economic environment in 2014, and continued solid real estate fundamentals which are reflected in our guidance.

A few specifics on some of the anticipated key performance metrics outlined on the 2014 range of estimates page provided on our website are as follows. Our average in-service portfolio occupancy range for 2014 is expected to be 93.25% to 94.75%, the midpoint of which would be about 70 basis points better than our average 2013 numbers. Lease expirations are slightly below average at 8%. Same-property NOI is projected to grow at a range of 2.0% to 4.0%. As noted, we expect some incremental occupancy growth as well as continued improvement in rental rates.

On the capital recycling front, we project proceeds from building dispositions in the range of $500 million to $700 million, and proceeds from the land dispositions of $30 million to $50 million. This range is inclusive of the dispositions that are currently in process that Denny mentioned earlier. Our disposition program will continue to focus on primarily suburban office and our remaining few retail properties.

Acquisitions are projected in the range of $150 million to $300 million. We expect to be pretty selective given today’s pricing environment and still focused on high-quality industrial assets that are strategic and accretive to cash flow. Development starts are projected in the range of $350 million to $450 million, a level that was partially impacted downward by the strong fourth quarter 2013 deals that got signed a little bit earlier than we expected. These will be primarily industrial and medical office projects and we expect to fund our development pipeline primarily with proceeds from our building and land dispositions. Service operations should be in a range of $16 million to $22 million, consistent with our fourth quarter 2013 run rate. And G&A expense is expected to be in the range of $40 million to $44 million, as we continue to realize operational efficiencies.

We closed the year with fantastic performance and executed our strategic plan as outlined over four years ago. To reiterate these 2013 highlights, we grew AFFO per share by nearly 10%. We grew FFO per share by nearly 8%. Our leasing team executed 30 million square feet of lease transactions and we experienced improving rental rate growth throughout the year and ended with 5% growth on renewal rents in the fourth quarter. We started $666 million in new developments, and in the process monetized $62 million of land.

Our $611 million development pipeline is 89% pre-leased. We sold $52 million of land at a $10 million gain. We significantly improved our leverage profile. We accomplished our asset target goals. All of these accomplishments have positioned the Company for continued growth as we head into 2014 and beyond. With that, I’ll turn it over to Denny.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Thanks, Mark. I’d just like to thank the entire Duke Realty team for their efforts that were instrumental in helping us achieve the asset reposition and capital strategy goals that we laid out four years ago. It’s pretty amazing when you look at the volume of transactions it took to accomplish these goals. From an asset repositioning perspective, over this four-year period, we closed on average one transaction every eight business days. From a capital strategy perspective, over this four-year period, we raised on average $6 million every business day. Pretty impressive work.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

In closing, we have a premium franchise real estate Company made better by our strategic efforts over the past few years and we are poised to drive strong and steady investment returns and create long-term value for our shareholders. So with that, thank you again for your support in 2013 and for joining us today. And with that, we will open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Ki Bin Kim.

Ki Bi Kim – Macquarie Research Equities – Analyst

Had a couple questions regarding your 2014 guidance, FFO guidance. If I exclude what I would categorize as unexpected dispositions of about $600 million, it would probably add about roughly $0.05 to your FFO guidance. It seems high. I’m sure there’s some other moving parts to this. I was wondering if you could provide a little more clarity, especially touch on are you capitalizing more G&A? And perhaps talk a little bit more about timing of dispositions and development completions throughout the year.

Mark Denien – Duke Realty Corporation – CFO

Ki Bin, I’ll try to address some of that. I don’t know the math behind your $0.05. But a couple things. Our overhead overall is pretty flat I would say in 2014 versus 2013. We do expect to be a little bit more efficient and have a little bit more volume. So we probably will have a little bit more G&A capitalized but should not be significant. That’s why our G&A numbers are pretty flat from 2013 to 2014 in our guidance.

From a development and acquisition and disposition timing perspective, the way we really looked at it is we really wanted to be able to support our development pipeline through being a net disposer of properties. So as far as timing, I would tell you that the timing and the yields, the yields on the development projects should be higher than the yield or the cap rate on the dispositions. So that would be a pick-up, although the development deliveries will probably be a little bit back-end loaded compared to the dispositions. So overall, those should probably pretty much wash out.

I’m not sure how you’re getting your $0.05. Maybe we can talk about that offline and go through that. But that’s a little bit around the timing and yields. I think we’re pretty bullish that our yields on the development is going to exceed the dispositions and then net, like I say, we’ll fund that development pipeline through our disposition program and that’s why you see our disposition numbers where they are.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Yes, just a couple points on that. I think as I mentioned in the remarks, Ki Bin, I think with the closings that carried over into the early this year along with the pipeline, we’ll probably get off to a fairly fast start on the dispositions for the year, hopefully. And then second, even though you look at starts from year to year and the starts in 2013 on the development side were up some, overall volume is not up as much as the start comparison. So really when you look at overall development volume, it’s going to be up a little bit in 2014. But right now, based on our guidance, it’s not up that significantly from where we were in 2013.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Mark Denien – Duke Realty Corporation – CFO

Yes, that’s a good point, Denny. If you look in our supplemental, I don’t have the page in front of me, Ki Bin, but if you look at the first and second quarter deliveries of our development pipeline, it’s mainly office and MOB projects. So that’s what will bring our development pipeline down a little bit quicker and have the overall volume in 2014 fairly close to 2013.

Ki Bi Kim – Macquarie Research Equities – Analyst

And so maybe as a follow-up, what cap rate should we expect on average for your dispositions in 2014 and what dollar volume of completions should we expect?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

I’m sorry, the dollar volume of –

Ki Bi Kim – Macquarie Research Equities – Analyst

Development completions.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Development completions. So I think it’s really going to vary on the mix of products that we sell on the cap rates. Again, it’s primarily the suburban office assets and well a couple retail projects that will likely sell the last little bit of retail we have. So I don’t even really feel comfortable necessarily giving you a cap rate guidance today, but I think if you look historically it’s going to fall in the range that you’ve seen over the last year or so, 18 months on our dispositions. I don’t see any change there.

Ki Bi Kim – Macquarie Research Equities – Analyst

Okay. Thank you, guys.

Operator

Jamie Feldman.

Jamie Feldman – BofA Merrill Lynch – Analyst

So are there any – Mark, I know you guys said you think supply on the warehouse side is pretty much in check, are there any markets or sub markets where you are feeling a little bit more concerned?

Jim Connor – Duke Realty Corporation – COO

Jamie, I would tell you that most of us use the metric in terms of the amount of spec space that’s in the pipeline as a percentage of the overall portfolio and everybody tends to feel pretty comfortable at 1% or below. There’s really only a couple of markets nationally that are above that. Phoenix and Seattle are the only two and they’re slightly above. And between the third and the fourth quarter we didn’t track any additional new spec developments announced or started and they both made some improvement in their leasing. So they’re improving on it. So there’s none that really worry us right now.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Jamie Feldman – BofA Merrill Lynch – Analyst

Okay. And then I guess turning to office, can you give a little more color about where you think we are in the cycle and maybe some anecdotal evidence of what you’re seeing in the markets in terms of maybe is it spreading to new markets, is it new types of tenants? Trying to dig a little deeper given you have such a wide breadth of markets, how people should be thinking about where we are in the cycle and where it goes from here.

Jim Connor – Duke Realty Corporation – COO

Well I would tell you the – our year end results are fairly consistent with what we saw through the third quarter and we talked a little bit about on the third quarter call and at many of the conferences when we saw each other. You’re seeing financial services companies, healthcare companies, healthcare service companies, a lot of retailers and food companies are the drivers behind a lot of the growth and the job – the hiring that we’re seeing. It’s – and we’re seeing it across the country. We gave a couple of highlights of some very nice deals, but a lot of that growth was made up of small and mid-sized deals that are growing and expanding as well.

Jamie Feldman – BofA Merrill Lynch – Analyst

And then I apologize if I missed it, but did you say for your same-store outlook what it will be for office versus industrial?

Mark Denien – Duke Realty Corporation – CFO

No, we didn’t, Jamie, we just commented overall that it’s going to be in that 2% to 4% range. But I would tell you that it probably won’t be a lot different because we’ve got – while the occupancy growth on the industrial side is slowing, we’re making that up in rental rate growth. You have the inverse on the office side. We still have quite a bit of occupancy growth we can get on the occupancy side even though the rental rate side is challenging. So I think that they should be really pretty close.

Jamie Feldman – BofA Merrill Lynch – Analyst

Okay, great. Thank you.

Operator

Dave Rodgers.

Dave Rodgers – Robert W. Baird & Company, Inc. – Analyst

Maybe for Jim or for Denny on the industrial side. Demand clearly pretty strong to end the year. I’m curious on your thoughts on how it’s moving into 2014, the demand that you’re seeing in January and maybe a mix between build-to-suit activity and spec activity and development for industrial and whether you’re getting more confident to put more spec out there over the course of this year?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Go ahead, Jim.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Jim Connor – Duke Realty Corporation – COO

Well, I would tell you obviously we had a very strong finish and we’re expecting a fairly significant fall off right after the holidays given everything we accomplished. But I would tell you that through the first four weeks of the year, we’re still very optimistic. We’ve seen continued inquiries about demand, deals that are in-process are continuing to track. So I think we feel pretty optimistic about the outlook for momentum in 2014.

In terms of development versus spec, we’ve answered a lot of questions about that recently. We’ve always concluded as long as we can continue to meet our development budgets doing really good build-to-suit development deals with credit tenants with good terms and good yields, we’re going to keep a governor on the spec development. We don’t need to take that much additional risk. We’re still getting great yields on the build-to-suit portfolios that we reported. It’s much more accretive for us as this portfolio is 89% pre-leased as soon as it comes in service, we start adding value.

So in short, we’ll continue to pick and choose the places to do some spec development, but I don’t think you’ll see us significantly ramping up spec activity. I think it will be consistent with 2013 because we feel pretty strong that our build-to-suit activity will remain constant. And we’re still seeing it even though we signed a bunch of deals in the fourth quarter. We’ve still got new opportunities that have come about since the holidays and the pipeline was pretty good going into the holidays. So I think we’ll remain consistent on the front.

Dave Rodgers – Robert W. Baird & Company, Inc. – Analyst

And then Mark maybe with regard to guidance, two things. Does the guidance or have you contemplated I guess and talk about preferred redemptions this year what’s callable out there and any land sale gains that you included in the guidance itself?

Mark Denien – Duke Realty Corporation – CFO

Yes, Dave, I’ll start with land. We don’t include land gains in our core FFO and our guidance was on core FFO. So I would tell you that the margins we experienced on our land sale gains in 2013 is probably what we would expect going into 2014, but we don’t include that in our guidance. Then from – I’m sorry, what was the first question, Dave?

Dave Rodgers – Robert W. Baird & Company, Inc. – Analyst

Preferred redemptions.

Mark Denien – Duke Realty Corporation – CFO

Preferred redemptions. Yes, we’re always looking at that. We know it’s out there and it’s fairly costly but at the same time it’s a source of capital that we don’t have to redeem. I think a lot of that would come down to what are our other opportunities. And right now, being a net disposer of call it $500 million, give or take, $500 million development pipeline, that’s a good way to fund that in the short term.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Yes and I guess, Dave, just to be clear, our guidance does not include any preferred redemptions.

Mark Denien – Duke Realty Corporation – CFO

Yes, it does not include that, correct.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Dave Rodgers – Robert W. Baird & Company, Inc. – Analyst

Okay, great. Thank you.

Operator

Josh Attie.

Josh Attie – Citigroup – Analyst

Going back to the question on guidance, it seems like more details on the asset sales and capitalized interest assumptions could be helpful. Can you tell us at the midpoint of guidance what are you assuming for capitalized interest and how does this compare to the 2013 number?

Mark Denien – Duke Realty Corporation – CFO

Yes, Josh, I mean, it’s maybe just a tick higher than 2013 but less than $0.01. Like Denny said, our overall development pipeline on average in 2014 is going to be at about the same levels of 2013 because all these starts that we started late in 2013 are industrial projects that you churn a lot quicker. The build time’s a lot quicker than the office and the MOB. So we have a higher development pipeline going into 2014 than we likely will coming out of 2014. So on average, it’s not a big difference.

Josh Attie – Citigroup – Analyst

And also on capitalized G&A?

Mark Denien – Duke Realty Corporation – CFO

Capitalized G&A, you could probably look at it like this. Our overhead assumptions are pretty flat from 2013 to 2014 and our G&A guidance is, if I remember right, midpoint is maybe down $1 million or $2 million. So that’s probably the difference in capitalized G&A give or take.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Yes, and I would add on the capitalization side especially when you have a very highly pre-leased development portfolio, the capitalization is really at the very low, low end because you don’t capitalize anything once the building, the shell building’s done and goes in service. So I think our capitalization numbers are probably as low as they would be in our history with this type of development pipeline.

Mark Denien – Duke Realty Corporation – CFO

Yes, that’s right.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

And then the other question was on disposition timing, is that right?

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Josh Attie – Citigroup – Analyst

Yes, maybe if you could – so it sounds like capitalize G&A and capitalized interest are maybe a little bit of a benefit in 2014 but not a large benefit, that’s the right way to think about it?

Mark Denien – Duke Realty Corporation – CFO

Yes, definitely.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Absolutely.

Josh Attie – Citigroup – Analyst

Okay and then on asset sales, at the midpoint – can you tell us at the midpoint of guidance what are you assuming for timing? Does the midpoint of guidance assume that they close mid year? Does the midpoint assume back half of the year, first half of the year?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

I guess what I would say is it’s probably weighted slightly to maybe the first four months of the year. In other words, maybe first four months of the year includes 35% to 40% of the dispositions, roughly, because I think we’ve got a couple bigger ones that are carrying over potentially plus might – that we’d be marketing earlier. But again, there isn’t any big lump in it I guess, Josh, that it’s fairly evenly spread throughout the year.

Josh Attie – Citigroup – Analyst

And the cap rate that we should think about, the average cap rate?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well, again, I hate throwing this out because the mix of these things varies so much, but I suppose you guys aren’t going to quit until I put some kind of number out there. So, again, it’s primarily suburban office properties and various geographic locations, various quality. I think if we put out in-place cap rate on NOI in probably the 7.5% to 8% range is probably about where we are. And we think that definitely makes sense when you look at the specific assets that we’re looking at selling this year.

Josh Attie – Citigroup – Analyst

Okay, thanks. That’s helpful. And then I heard your remarks that the increased development spending this year would be funded mainly through asset sales, which implies that you won’t need any new equity to fund your growth. But you also highlighted in the press release and on the call that you’re very happy with where your debt to EBITDA and your fixed charge coverage ratios are shaking out. And I guess I want to ask to the extent that there’s timing lags between asset sales and when some development comes online, are you comfortable with some of those metrics moving around a bit and you’re comfortable funding the pipeline entirely with asset sales and not raising new equity?

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Mark Denien – Duke Realty Corporation – CFO

Yes, Josh, I think we are, and like Denny said, there will be some timing differences but I think it will probably work in our favor from a balance sheet perspective. Because like Denny mentioned we’re probably a little bit more front end loaded on the dispositions and a little bit more back end loaded on the deliveries and the spend. So like I say, keep in mind, a lot of the deliveries that are going to hit us in Q1 and Q2 is already on our balance sheet from a debt perspective. So we immediately get the EBITDA the day it goes in service. I think that’s the disconnect.

Josh Attie – Citigroup – Analyst

So it sounds like –

Mark Denien – Duke Realty Corporation – CFO

And there could be some timing, you’re right, but I don’t think it’s going to be a negative.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well I don’t think it will be significant. When you’re – with the size of Company that we have, the timing of building and putting in service and selling and paying down just doesn’t have that significant effect on those major ratios.

Josh Attie – Citigroup – Analyst

Okay. So it sounds like where the balance sheet is today and what your growth plans are, that you don’t need new equity for 2014 to fund what you want to do.

Mark Denien – Duke Realty Corporation – CFO

That’s correct.

Josh Attie – Citigroup – Analyst

Okay. Thank you.

Operator

Brendan Maiorana.

Brendan Maiorana – Wachovia Securities – Analyst

Mark, the same-store NOI growth guidance that you gave, I’m sorry, is that cash GAAP or is that 2% to 4% is that for both?

Mark Denien – Duke Realty Corporation – CFO

That’s cash, Brendan. We don’t – we’ve not disclosed the GAAP. I would tell you they’re probably not a lot different, but it is a cash number.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Brendan Maiorana – Wachovia Securities – Analyst

So big picture I guess if I look at it, you’ve got 70 basis points of occupancy growth. That’s probably about 100 basis points of same-store NOI year over year. The – at the midpoint the remaining 200 basis points, is that in place bumps and maybe a little bit of positive spread?

Mark Denien – Duke Realty Corporation – CFO

Yes, both. Hopefully some more than a little bit of positive spread.

Brendan Maiorana – Wachovia Securities – Analyst

Okay, that’s helpful. So I guess the bigger question is do you think, given that your occupancy is now at what I would characterize as pretty stabilized levels, do you think 2% to 4% is sustainable beyond 2014 that that’s a reasonable run rate or do you feel like that’s a little bit higher than average because you got a little bit of occupancy pick up this year?

Mark Denien – Duke Realty Corporation – CFO

No, I think it’s sustainable, especially on a cash basis, Brendan. One of the big differences, at least in our industrial portfolio from, say, five years ago is the fact that we now over the last two to three years have really done a good job of building in 2% to 2.5% rent bumps in all the deals that we have, which was really not there five, six years ago. So if we continue to build those bumps in on top of the going in increase I’ll call it, I think it is a sustainable number.

Brendan Maiorana – Wachovia Securities – Analyst

Okay. That’s helpful.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Brendan –

Brendan Maiorana – Wachovia Securities – Analyst

Denny, yes, go ahead.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Add one thing to that too. Because even on occupancy, we think we’ve got a little bit more in the industrial. Typically the bulk portfolio when the market’s hot we can run at [96%], maybe a little bit above that and we’re just below that now. But also I think you can’t forget about our suburban office portfolio even though we’ve had some nice improvement over the last 12 to 18 months. That’s still below 88% leased and again, that portfolio would typically run in the low – at least in the low 90s. And so I think we’ve definitely got some occupancy growth in that suburban office portfolio hopefully as we look out over the next 12 to 24 months.

Brendan Maiorana – Wachovia Securities – Analyst

Yes, okay. No, that’s helpful. And Denny, on that – it sounds like if you do $500 million to $700 million of dispositions, there’s probably if I look at your retail portfolio, I don’t know exactly what it’s worth, but say $150 million to $200 million, so you probably end somewhere around $400 million

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

to $500 million of dispositions on suburban office in the plan for 2014. Given that you reduced that percentage down to 25% of your total, what’s left and is it geographic regions? Is it picking off some of the non-core stuff? And how should we think about the suburban office portfolio over the next several years? Does it continue to get whittled down even after 2014?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well I guess let’s start with was we have left. And I’ll make some comments and Jim can chime in on what I’m not thinking of. But it’s – post the Blackstone sale that we completed now about two, three years ago, we exited completely and most – a number of markets. So the suburban office portfolio is really concentrated in just a few markets today and give you the major ones, it would be South Florida, Raleigh, Indianapolis, Cincinnati, St. Louis, and in D.C. But D.C.‘s mostly joint venture so it’s not significant, and a little bit in Nashville. So those – the office, our office portfolio investment is concentrated in those markets.

Quite honestly, those markets are all doing very well. As I mentioned, I think in the remarks, four of those markets are – we’re in the 92% to 95% leased range. Activity is strong in several of those markets. And I think what you’ll see us – there are some I’ll call it maybe larger, non-strategic assets in that portfolio that we would look to down size, similar to what we did last year when we sold Captrust in Raleigh. We still – I think there’s some additional assets we would look to prune in a couple of the Midwest markets like Cincinnati and St. Louis.

So – but then as you know, we started two nice development projects in Raleigh last year and we started one on some land in Dallas. So I think what you’ll see is some continued pruning of that portfolio. Generally speaking, again, I think cap rates are going to be better, be lower on the stuff that we sell going forward and some of the stuff we’ve sold over the last two to four years. And I think you’ll see us do selected developments on some of that land we own. So trending down probably in the overall percentage, but I wouldn’t sit here and say there’s any major moves from like 25 to 15 or anything like that.

Brendan Maiorana – Wachovia Securities – Analyst

Okay, that’s helpful. I got two more quick ones if I can. Mark, you guys mentioned that you monetized $66 million of land in the quarter but it looked like your land balance went up by $10 million or so. I know you took on the stuff in New Jersey. I think that was maybe around $30 million or so. But what makes up the difference and why did the land balance go up?

Mark Denien – Duke Realty Corporation – CFO

So we did take on the joint venture land and the way you got to look at that, because it came on our balance sheet and we bought out our partner, the whole amount came on the balance sheet and then moved. I think the $66 million, Brendan, was for the full year, not the quarter, of the land for development that was monetized. We did a total of $110 million of reductions in land, $60 million-some went into development. And we sold $50 million. Earlier in the third quarter we had acquired some land in Houston to do a development project. So we immediately took down. So you can’t look at the balance sheet from 12/31/12 to 12/31/13 and see the $110 million coming out because we did actually acquire some land on top of that.

Brendan Maiorana – Wachovia Securities – Analyst

Okay, that’s helpful. That’s good with the 100% on the JV, I didn’t calculate that in. Last question, you guys have done a nice job growing the AFFO. You’ve also done a nice job bringing your leverage where it needs to be. Your payout ratio now on the dividend is pretty low relative to where your AFFO is. When do you revisit the dividend level?

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well, I think we’ve been watching it and we – I think you’ll probably see us going forward being very conservative on the dividend payout ratio. We’ve been – we spent too many years during the downturn with that percentage being over [100%] to ever want to go back there again, and so we’ve really been pretty conservative on raising the dividend. But clearly, I think now with the repositioning substantially done, with business getting better, with our ability to grow the Company through the new development process again on – and monetizing this land by putting it into service, I think that’s clearly something we’ll continue to monitor on a very regular basis as to whether we want to look at increasing it.

Brendan Maiorana – Wachovia Securities – Analyst

Okay. All right, thank you.

Operator

Paul Adornato.

Paul Adornato – BMO Capital Markets – Analyst

Jim, I think you mentioned that build-to-suit industrial developments were getting 150 basis point spread over acquisition cap rates. Was wondering what that spread has been historically for you guys?

Jim Connor – Duke Realty Corporation – COO

You mean by historically like –

Paul Adornato – BMO Capital Markets – Analyst

Over the last –

Jim Connor – Duke Realty Corporation – COO

15 or 20 years?

Paul Adornato – BMO Capital Markets – Analyst

Yes, yes.

Jim Connor – Duke Realty Corporation – COO

Well, I would tell you that it’s probably been thinner but that was as a result of a lot more spec space in the market. I think we can all remember back in the mid-2000s when there was a lot more spec space available and that was putting some pressure on pricing which was affecting the yields. But as we said earlier and we talked about some of the numbers, we’re – we feel very comfortable that these markets are in balance. So we’re not seeing that same pricing pressure.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

And a lot of the deals that we’re doing, a lot of these big deals, there isn’t spec space available. You look at the 500,000 plus deals, you can’t go to a lot of markets and find spec space available. So a lot of our corporate institutional clients are forced to turn to build-to-suits. And that’s obviously a good thing for us.

Paul Adornato – BMO Capital Markets – Analyst

And so to further that thought, if the build-to-suit spreads are healthy for you guys and then presumably for others, why isn’t there more development capital going to build-to-suits in the market, that is?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well –

Jim Connor – Duke Realty Corporation – COO

Because we’re getting them all.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well, I think we’re seeing other build-to-suits too, but one of the keys I would add on this, Paul, on the build-to-suit business is having the right land positions and we’ve been – always been very good at owning the right industrial land positions in the key markets. And really when you look at the deals that we did last year, substantially all of them, I won’t say 100%, because I’m sure I missed one or two in there, but substantially all of them were on our land. Like for example, Amazon, our Chesapeake Commerce Center in Baltimore, Jim mentioned the two big ones we did at our AllPoints Midwest in Indianapolis, the deal we did in Minneapolis in the fourth quarter was on land that we owned. So you really – one of the keys is having the land position and having the teams in place to deliver that build-to-suit.

Jim Connor – Duke Realty Corporation – COO

Well that was going to be my point. If you look at the spec development across the country, we’re doing a little bit and our peers are doing some. Some are doing a little bit more than others. But spec development is predominantly done by local merchant builders who tie up a site, go out and secure the necessary equity and go out and get financing, build the building, hope to lease it up and sell it and make a marvelous spread. They’re not in a really good competitive position to chase build-to-suits because they don’t necessarily own the land and they don’t have the financing and everything tied up.

Whereas we’ve got the land fully entitled. We’ve got the construction, leasing and development people in place. And we don’t have any financing contingencies. So we’re really much better positioned. Particularly when you look at these large transactions which we’ve been adding just a bunch of them to our portfolio. Local merchant builders find it hard to raise necessary capital to go out and do 1 million square foot build-to-suit for some of these big clients that we’re doing. Those are anywhere from $50 million plus to $80 million and they don’t have the resources necessary.

Paul Adornato – BMO Capital Markets – Analyst

Okay, great. Thank you very much.

Operator

Aaron Aslakson.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Aaron Aslakson – Stifel Nicolaus – Analyst

Quick question on the land value. You guys have about $590 million of land on your balance sheet currently. If you had to mark that to market today, what do you think that value would go to?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well it’s going to vary, Aaron, but I guess when you think back over the last few years, that market value’s varied. It’s been a little bit of a roller coaster ride. But when I think when we start looking at it today, clearly all that land, the value’s at or above our carrying value today. I think in a lot of situations, certain situations a lot of our industrial land’s probably worth 20% to 25% more than we’re carrying it at. And even if you just look at some of the sales that we’ve done, which is not necessarily from core land, but it’s still land as Mark said we had, what a 10% to 15% profit margin on that.

Mark Denien – Duke Realty Corporation – CFO

15% to 20%.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

15% to 20%. So I definitely think you could – a very conservative number would be 10% to 15% value above the carrying value today.

Aaron Aslakson – Stifel Nicolaus – Analyst

Okay. And then you mentioned on your range of estimates the land sale proceeds expected in 2013, I would expect that does not include the land you plan to develop on?

Jim Connor – Duke Realty Corporation – COO

That’s correct, yes.

Aaron Aslakson – Stifel Nicolaus – Analyst

What do you – how much land do you think you’ll monetize if you had development in 2014?

Mark Denien – Duke Realty Corporation – CFO

Yes, we’ve been running it – we went back and looked there on about the 10 to 15 year average between sales and development monetizing about $100 million a year. Now certainly some years are higher and lower than others. But not coincidentally if you look at 2013, in total we monetized about $110 million, and I think that’s probably pretty good going into 2014 as well. That’s combined land sales and development. So you got call it $40 million, $50 million in our guidance for land sales and then that would lead to $60 million or so of development that gets monetized.

Aaron Aslakson – Stifel Nicolaus – Analyst

Okay, great. Thank you, guys.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Operator

Eric Frankel.

Eric Frankel – Green Street Advisors – Analyst

A couple questions on the build-to-suits. Are any of those tenants from – are they exiting out of any buildings in your existing portfolio? I’m guessing Amazon’s obviously not, but what about the others?

Jim Connor – Duke Realty Corporation – COO

No, none.

Eric Frankel – Green Street Advisors – Analyst

Okay, terrific. Mark, can you remind us on the build-to-suit for Amazon and the economics that surround that in terms of custom improvements that Amazon likes to have installed into the new development?

Mark Denien – Duke Realty Corporation – CFO

Yes. Yes, Eric. We in our development pipeline, they have a right to basically pay for the, what I’ll call the above standard improvements, either up front or over the lease term. We – if they choose the lease term it’s obviously part of the lease terms that are charged to them and it ends up in a higher return. We quote the lower return because our assumption is that they’re going to pay that off early. So if you look at the development costs in our pipeline, it’s got the cost in there to build the building with the higher above standard. But the yield is the lower yields as if they’re going to pay that themselves. Did that answer your question?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

And let me just add to that, Eric I would say it’s [mock snakes] to us. Because if we fund it, they’re paying us a return on it over the term of the lease that is I’ll say roughly comparable to the yield that we’re getting on the project. And if they pay it off, they pay it off and we just take it and redeploy it back into the next development. So it’s in the initial numbers but it really has – we don’t view it as having any real effect to us.

Eric Frankel – Green Street Advisors – Analyst

Okay, that’s helpful. I think the concern is to make sure that investors aren’t capitalizing above market rent when they’re trying to value the portfolio when it’s completed. So I think that’s the gist of what I’m getting at.

Denny Oklak – Duke Realty Corporation – Chairman and CEO

That’s why I wanted to say what I said because I think the way we’re reporting it, it won’t matter.

Mark Denien – Duke Realty Corporation – CFO

Yes, because we’re reporting the lower yield and the lower NOI. That’s right.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Eric Frankel – Green Street Advisors – Analyst

Okay but when it’s completed, will that – will it look like a loan receivable, the above market portion of the rent?

Mark Denien – Duke Realty Corporation – CFO

It’s essentially exactly what it is, yes.

Eric Frankel – Green Street Advisors – Analyst

Okay, great. The next question on the New Jersey development. Could you disclose what amount you actually paid your partner for the industrial land? Was it at the original value that you allocated to it at the purchase or was it something different?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

No, we – our partner wanted us to actually market that land and we marketed that land and got a fair value for it. But I think as I recall, I mean, it was roughly equal to our original purchase price. The fair value, I can’t remember exactly but there wasn’t a material difference between the original purchase price of the joint venture paid and what we paid them for their half when all was said and done. Is that your question, Eric?

Eric Frankel – Green Street Advisors – Analyst

That’s fine, that’s fair enough. I think – and then a quick question on the medical office portfolio. As I recall, I think you guys (inaudible) get about $250 million in proceeds, so is there a remainder that the future buyer is going to close on in the next month or so?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Yes, as a matter of fact, we mentioned in the call, in the script that we already closed $60 million. All but one building was in that number. There’s one other building that a hospital, actually a healthcare system actually exercised their option, and that probably because of some of the ways their right of first offer works probably won’t close until sometime in February, but everything else is closed.

Eric Frankel – Green Street Advisors – Analyst

Okay, great. I wasn’t sure if that was suburban office or medical office. Okay, thank you.

Operator

Michael Salinsky.

Michael Salinsky – RBC Capital Markets – Analyst

Most of my questions have been answered. Had a couple quick follow ups here. The 2% to 4% total portfolio, can you break it out because obviously you got a little bit better growth potential via occupancy on the suburban office side? Can you break out what your expectations are for the industrial portfolio?

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Mark Denien – Duke Realty Corporation – CFO

Yes, Michael. Like I said earlier, I don’t remember who asked the question, it’s really a similar gross-up. So if we’re looking at 2% to 4% for really each product type. On the industrial, I would tell you that let’s just pick a midpoint and say you’re at 3%, about 1% of that 3% will likely come from occupancy, like Denny said. We still do believe we have some occupancy upside with the remaining amounts coming from rental rate bumps already in existing leases, coupled with we reported a 5% renewal rental rate growth in the fourth quarter. And we expect that trend to do nothing but get better as we head into 2014. So if you’re, say, 3% midpoint on industrial, you’ve got 1% of occupancy and call it 2% of rent, give or take. Does that help?

Michael Salinsky – RBC Capital Markets – Analyst

That’s helpful. Second question, looking at re-leasing trends for 2014. If you look at the portfolio today, where is the mark-to-market on the industrial portfolio? What I’m really trying to get at is what acceleration should we expect in terms of re-leasing spreads in 2014? We had good momentum in the back half of the year, wonder if the you expect that to continue to accelerate in 2014?

Jim Connor – Duke Realty Corporation – COO

Yes, the shorter answer is yes, we absolutely anticipate the same kind of performance. We have done some internal analysis and Mark can help me with some of the numbers, but we’ve gone back and looked at the roll in our industrial portfolio which, again, is a little below normal which we think is by and large a good thing. But we’ve looked at the percentage of that roll where the original lease that is in place was done back in the last five years of really a tough market. And help me, between 2009 and 2011 –

Mark Denien – Duke Realty Corporation – CFO

Yes, between 2009 and 2011, about 45% of the leases that are – 45% of the lease that are rolling in 2014 were signed between 2009 and 2011, at either the peak of the downturn or still in the recession period I would call it. So on that 45% that’s rolling in that lease period, we certainly expect significant rental rate bumps.

Michael Salinsky – RBC Capital Markets – Analyst

Okay and that’s helpful. Then the final part, going back to a previous question. Several of your peers have been more you aggressive in taking down leverage. As you continue to sell down some of the suburban assets here, you’re picking up really good cash flow because as to your point it’s not necessarily FFO dilutive. Why not be a bit more aggressive in selling some of these suburban office assets given the execution you had in the fourth quarter and first quarter, and maybe using the take out preferreds or take down leverage a bit more while fundamentals are good right now?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well, I think we have a pretty aggressive disposition plan. When you think we did, what, $877 million last year and we’re talking still a pretty significant number this year. I think we’re very comfortable with where we are. The one thing I’ll comment on leverage, though, and Mark can chime in here, our leverage even without selling and redeeming preferred or paying down further debts, et cetera, our leverage metrics are going to get much, much better because of this development pipeline and the way we funded it and our coverage ratios will continue to improve. So we – you’ll still see fairly sizable, I’ll call it deleveraging, because our numbers get better during the year.

Mark Denien – Duke Realty Corporation – CFO

I agree with that Denny. Especially the coverage metrics within our leverage profile. You may not see as much movement in debt to gross assets and things like that, but from a coverage perspective they should improve significantly.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Michael Salinsky – RBC Capital Markets – Analyst

And the same sense, quite a bit of higher coupon debt relative to where you could issue in the market today. Given the compression, the pullback we’ve seen as of late in interest rates, any impetus to maybe be a bit more active in pre addressing some of the debt maturities you have over the next couple of years?

Mark Denien – Duke Realty Corporation – CFO

Yes, Michael, we really only have – you go out, you’ve got to go out to February of 2015 before you really have anything of significance coming, and we have $250 million due there. And we did the transaction that I talked about earlier in December and we paid an $8 million premium to take out debt about eight months early. But then of that $8 million, we get about call it $3 million back immediately in that seven-month period in interest savings. So net/net it costs us about $5 million, so not too significant. And all-in we like the rate. The further out you go, it gets pretty punitive to do those deals. So we’re constantly looking at it, but you’re really taking another interest rate bet and we believe interest rates are going to be rising but at the same time when you factor that premium in and look at it on an all-in basis it gets pretty costly.

Michael Salinsky – RBC Capital Markets – Analyst

Fair enough. Appreciate the color, guys. Thank you.

Operator

(Operator Instructions)

Ki Bin Kim.

Ki Bi Kim – Macquarie Research Equities – Analyst

A quick follow up. Your new rates on lease roll overs is really based on purely renewals, like it has been for a very long time. I was wondering if you could provide some data on what your rollover rate was for new leases?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Well, again, the reason we haven’t done that in the past is a lot – most of the time or a lot of times you don’t re-lease the same space, so it gets confusing to do that. You got to look at – it gets confusing when you look at how much tenant improvement money you put in versus what the rates are. So we always thought that the most accurate and reflective rate calculation of what’s really going on in the market is what we’re able to do on renewals. Because generally your TIs are very low on renewals, and I would say particularly on the industrial side, and we think that’s as good of market reflective as we have and that’s why we’ve used that. So we up until this time any way haven’t even really calculated that other number.

Ki Bi Kim – Macquarie Research Equities – Analyst

So you basically don’t track that, your systems don’t basically track that stat, is that what you’re saying?

Denny Oklak – Duke Realty Corporation – Chairman and CEO

Yes because we go space by space and it’s just harder to track.

JANUARY 30, 2014 / 8:00PM, DRE – Q4 2013 Duke Realty Earnings Conference Call

Ki Bi Kim – Macquarie Research Equities – Analyst

Okay. Thank you, guys.

Operator

We have no additional questions at this time. Please continue.

Ron Hubbard – Duke Realty Corporation – VP of IR

I’d like to thank everyone for joining the call today. We look forward to seeing many of you during the year at industry conferences as well as hoping to get more of you out to visit our regional markets. Thanks again.

Operator

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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